Exhibit 99.1

TransMontaigne Announces Second Quarter Results

•	Revenue for the second quarter of 2018 totaled $55.3 million, compared to $45.4 million in the prior year second quarter
•	Achieved record levels of Consolidated EBITDA for the second quarter of 2018 that totaled $33.8 million, compared to $28.8 million in the prior year second quarter
•	Increased the quarterly cash distribution for the eleventh consecutive quarter to $0.795, reflecting a 7.4% increase over the prior year quarterly distribution
•	Distributable cash flow for the second quarter of 2018 totaled $21.2 million, with aggregate distributions of $16.9 million, resulting in quarterly distribution coverage of 1.25x
•	Leverage as of June 30, 2018 was 4.41x

Denver, Colorado, August 9, 2018 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced second quarter 2018 financial and operating results.

FINANCIAL RESULTS

Revenue for the second quarter of 2018 totaled $55.3 million, an increase of $9.9 million, or approximately 22%, compared to $45.4 million for the second quarter of 2017. Consolidated EBITDA totaled $33.8 million for the second quarter of 2018, representing an increase of $5.0 million, or approximately 17%, compared to $28.8 million for the second quarter of 2017. The improvement compared to the prior year was primarily attributed to the acquisition of the West Coast terminals on December 15, 2017 and our Collins Phase I terminal expansion in our Southeast terminal region coming fully on-line in June 2017.

An overview of our financial performance for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017, includes:

•

Operating income for the quarter ended June 30, 2018 was approximately $19.0 million compared to $17.3 million for the quarter ended June 30, 2017.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $9.9 million to $55.3 million due to our December 15, 2017 acquisition of the West Coast terminals adding approximately $9.4 million to revenue. In addition there were increases in revenue at our Gulf Coast and Southeast terminals of approximately $0.8 million and $1.3  million, respectively, offset by decreases in revenue at our Midwest, Brownsville and River terminals of approximately $0.1 million $1.3 million and $0.2 million, respectively.

o

Direct operating costs and expenses increased approximately $3.3 million to $19.3 million due to our acquisition of the West Coast terminals adding approximately $3.5 million to expense. In addition, direct operating costs and expenses at our River terminals increased approximately $0.3 million, offset by a decrease in direct operating costs and expenses at our Brownsville terminals of approximately $0.5 million.  Direct operating costs and expenses for the Gulf Coast, Midwest and Southeast terminals were consistent.

o

General and administrative expenses increased approximately $0.5 million to $4.6 million, which is primarily attributable to the previously announced increase in the omnibus fee effective as of May 13, 2018.

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

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1

o	Depreciation and amortization expenses increased approximately $4.4 million to $13.2 million primarily due to our acquisition of the West Coast terminals.
•

Net earnings were $9.5 million for the quarter ended June 30, 2018 compared to $14.5 million for the quarter ended June 30, 2017. The decrease was principally due to the increase in quarterly operating income discussed above, more than offset by increases in interest expense and amortization of deferred issuance costs of approximately $5.7 million and $1.0 million, respectively. The increase in these costs is primarily attributable to financing the acquisition of the West Coast terminals, the issuance of senior notes in the first quarter of 2018 and increases in LIBOR rates.

•	Quarterly net earnings per limited partner unit was $0.34 per unit for the quarter ended June 30, 2018 compared to $0.70 per unit for the quarter ended June 30, 2017.
•	Consolidated EBITDA for the quarter ended June 30, 2018 was $33.8 million compared to $28.8 million for the quarter ended June 30, 2017.
•	Distributable cash flow for the quarter ended June 30, 2018 was $21.2 million compared to $24.5 million for the quarter ended June 30, 2017.
o	The distribution declared per limited partner unit was $0.795 per unit for the quarter ended June 30, 2018 compared to $0.74 per unit for the quarter ended June 30, 2017.
o	We paid aggregate distributions of $16.9 million for the quarter ended June 30, 2018, resulting in a quarterly distribution coverage ratio of 1.25x.

RECENT DEVELOPMENTS

ArcLight buyout offer.    On July 9, 2018 the board of directors of TransMontaigne GP L.L.C. received a non-binding proposal from affiliates of ArcLight Capital Partners (“ArcLight”), directed to the conflicts committee of our general partner, pursuant to which ArcLight would acquire through a subsidiary all common units of the Partnership that ArcLight and its affiliates do not already own in exchange for $38.00 per common unit. If approved, the transaction would be effected through a merger of the Partnership with a subsidiary of ArcLight.

The transaction, as proposed, is subject to a number of contingencies, including ArcLight’s completion of due diligence, the approval of the conflicts committee, the approval by holders of a majority of the outstanding common units of the Partnership and the satisfaction of any conditions to the consummation of a transaction set forth in any definitive agreement concerning the transaction. There can be no assurance that definitive documentation will be executed or that any transaction will materialize.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2018 our total long-term debt was $586.3 million, excluding $7.8 million of unamortized deferred issuance costs. Our long-term debt amounts included $286.3 million of outstanding borrowings on our $850 million revolving credit facility and $300 million of issued senior notes. For the trailing twelve months, Consolidated EBITDA was $132.9 million, resulting in a debt to Consolidated EBITDA ratio, or total leverage ratio, of 4.41x. Consolidated EBITDA is a non-GAAP financial performance measure used in the calculation of the leverage ratio requirement under our revolving credit facility. See Attachment B hereto for a reconciliation of Consolidated EBITDA to net earnings. See also Attachment C hereto for the calculation of our total leverage ratio and interest coverage ratio and a reconciliation of Consolidated EBITDA to Cash flows provided by operating activities.

For the second quarter of 2018, we reported $15.5 million in total capital expenditures, which consisted of $3.8 million of maintenance expenditures, $7.4 million in growth spending on our Collins Phase II expansion project and $4.3 million of various other expansion project expenditures. As of June 30, 2018 remaining expenditures for approved expansion projects are estimated to be approximately $100 million, assuming our Frontera joint venture does not exercise its rights of first refusal related to our Brownsville terminaling expansion efforts. Approved expenditures include the construction costs associated with the expansion of our Collins, Brownsville and West Coast terminals, as discussed in our first quarter 2018 earnings release.

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.795 per unit for the period from April  1, 2018 through June 30, 2018.  This $0.01 increase over the previous quarter reflects the eleventh consecutive increase in the quarterly distribution and represents annual growth of 7.4% over the prior year second quarter distribution. This distribution was paid on August 8, 2018 to unitholders of record on July 31, 2018.

CONFERENCE CALL

On Thursday, August 9, 2018, the Partnership will hold a conference call for analysts and investors at 10:00 a.m. Eastern Time to discuss our second quarter results.  Hosting the call will be Fred Boutin, Chief Executive Officer, and Rob Fuller, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers (201) 689-8471.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 13682335.  The replay will be available until August 23, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available until August 23, 2018.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements. Our throughput agreements contain provisions that require our customers to make minimum payments, which are based on contractually established minimum volumes of throughput of the customer’s product at our facilities over a stipulated period of time. Due to this minimum payment arrangement, we recognize a fixed amount of revenue from the customer over a certain period of time, even if the customer throughputs less than the minimum volume of product during that period. In addition, if a customer throughputs a volume of product exceeding the minimum volume, we would recognize additional revenue on this incremental volume. Our storage agreements require our customers to make minimum payments based on the volume of storage capacity available to the customer under the agreement, which results in a fixed amount of recognized revenue.

We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.” Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “ancillary.” In addition “ancillary” revenue also includes fees received from ancillary services including heating and mixing of stored products, product transfer, railcar handling, butane blending, proceeds from the sale of product gains, wharfage and vapor recovery.

The “firm commitments” and “ancillary” revenue included in terminaling services fees were as follows (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Terminaling services fees:
Firm commitments	$42,698	$33,669	$84,831	$65,733
Ancillary	9,680	7,837	20,738	16,517
Total terminaling services fees	52,378	41,506	105,569	82,250
Pipeline transportation fees	794	1,796	1,663	3,512
Management fees	2,172	2,062	4,556	4,452
Total revenue	$55,344	$45,364	$111,788	$90,214

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended June 30, 2018 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$11,206	26%
1 year or more, but less than 3 years remaining	11,563	27%
3 years or more, but less than 5 years remaining	17,857	42%
5 years or more remaining	2,072	5%
Total firm commitments for the three months ended June 30, 2018	$42,698

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from our quarterly report on Form 10-Q for the quarter ended June 30, 2018, which was filed on August 9, 2018 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Income Statement Data
Revenue	$55,344	$45,364	$111,788	$90,214
Direct operating costs and expenses	(19,275)	(15,984)	(39,420)	(32,495)
General and administrative expenses	(4,619)	(4,080)	(9,600)	(8,051)
Earnings from unconsolidated affiliates	2,444	2,120	5,333	4,680
Operating income	19,022	17,274	38,158	32,674
Net earnings	9,460	14,478	21,634	27,432
Net earnings allocable to limited partners	5,588	11,373	13,996	21,484
Net earnings per limited partner unit—basic	$0.34	$0.70	$0.86	$1.32

	June 30,	December 31,
	2018	2017
Balance Sheet Data
Property, plant and equipment, net	$656,761	$655,053
Investments in unconsolidated affiliates	231,767	233,181
Goodwill	9,428	9,428
Customer relationships, net	45,751	47,136
Total assets	974,822	987,003
Long-term debt	578,523	593,200
Partners’ equity	355,028	364,217

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2018 and 2017 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2018	2018	2018	2018	2018
Revenue	$56,444	$55,344	$—	$—	$111,788
Direct operating costs and expenses	(20,145)	(19,275)	—	—	(39,420)
General and administrative expenses	(4,981)	(4,619)	—	—	(9,600)
Insurance expenses	(1,246)	(1,271)	—	—	(2,517)
Equity-based compensation expense	(2,017)	(441)	—	—	(2,458)
Depreciation and amortization	(11,808)	(13,160)	—	—	(24,968)
Earnings from unconsolidated affiliates	2,889	2,444	—	—	5,333
Operating income	19,136	19,022	—	—	38,158
Interest expense	(6,461)	(8,273)	—	—	(14,734)
Amortization of deferred issuance costs	(501)	(1,289)	—	—	(1,790)
Net earnings	$12,174	$9,460	$—	$—	$21,634

	Three months ended				Year ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$45,364	$45,449	$47,609	$183,272
Direct operating costs and expenses	(16,511)	(15,984)	(17,719)	(17,486)	(67,700)
General and administrative expenses	(3,971)	(4,080)	(5,247)	(6,135)	(19,433)
Insurance expenses	(1,006)	(1,002)	(999)	(1,057)	(4,064)
Equity-based compensation expense	(1,817)	(352)	(544)	(286)	(2,999)
Depreciation and amortization	(8,705)	(8,792)	(8,882)	(9,581)	(35,960)
Earnings from unconsolidated affiliates	2,560	2,120	1,884	507	7,071
Operating income	15,400	17,274	13,942	13,571	60,187
Interest expense	(2,152)	(2,525)	(2,656)	(3,140)	(10,473)
Amortization of deferred issuance costs	(294)	(271)	(320)	(336)	(1,221)
Net earnings	$12,954	$14,478	$10,966	$10,095	$48,493

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

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ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

	April 1, 2018	January 1, 2018
	through	through
	June 30, 2018	June 30, 2018
Net earnings	$9,460	$21,634
Depreciation and amortization	13,160	24,968
Earnings from unconsolidated affiliates	(2,444)	(5,333)
Distributions from unconsolidated affiliates	3,971	7,161
Equity-based compensation expense	441	2,458
Settlement of tax withholdings on equity-based compensation	(317)	(658)
Interest expense	8,273	14,734
Amortization of deferred issuance costs	1,289	1,790
Consolidated EBITDA (1) (2)	33,833	66,754
Interest expense	(8,273)	(14,734)
Unrealized loss on derivative instruments	85	127
Amortization of deferred issuance costs	(1,289)	(1,790)
Amounts due under long-term terminaling services agreements, net	176	204
Project amortization of deferred revenue under GAAP	(875)	(1,062)
Project amortization of deferred revenue for DCF	1,270	1,852
Capitalized maintenance	(3,775)	(7,164)
“Distributable cash flow”, or DCF, generated during the period (2)	$21,152	$44,187

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$16,918	$33,489
Distribution coverage ratio (2)	1.25x	1.32x

(1)	Reflects the calculation of Consolidated EBITDA in accordance with the definition for such financial metric in our revolving credit facility.
(2)

Consolidated EBITDA, Distributable cash flow and the distribution coverage ratio are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended June 30, 2018, which was filed with the Securities and Exchange Commission on August 9, 2018. Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a

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financial performance measure used in the calculation of our leverage and interest coverage ratio requirements. We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

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ATTACHMENT C

CREDIT FACILITY FINANCIAL COVENANTS

The primary financial covenants contained in our revolving credit facility are (i) a total leverage ratio test (not to exceed 5.25 to 1.0), (ii) a senior secured leverage ratio test (not to exceed 3.75 to 1.0), and (iii) a minimum interest coverage ratio test (not less than 2.75 to 1.0). These financial covenants are based on a non-GAAP, defined financial performance measure within our revolving credit facility known as “Consolidated EBITDA.” The following provides the calculation of “total leverage ratio”, “senior secured leverage ratio” and “interest coverage ratio” as such terms are used in our revolving credit facility for certain financial covenants (in thousands, except ratios):

					Twelve months
	Three months ended				ended
	September 30,	December 31,	March 31,	June 30,	June 30,
	2017	2017	2018	2018	2018
Financial performance covenant tests:
Consolidated EBITDA (1)	$25,381	$26,963	$32,921	$33,833	$119,098
Permitted Acquisition credit (2)	7,000	5,900	—	—	12,900
Material Project credit (3)	—	—	—	854	854
Consolidated EBITDA for the leverage ratios (1)	$32,381	$32,863	$32,921	$34,687	$132,852
Revolving credit facility debt					286,300
6.125% senior notes due in 2026					300,000
Consolidated funded indebtedness					$586,300
Senior secured leverage ratio					2.16	x
Total leverage ratio					4.41	x
Consolidated EBITDA for the interest coverage ratio (1)	$25,381	$26,963	$32,921	$33,833	$119,098
Consolidated interest expense (1) (4)	$2,591	$3,217	$6,419	$8,188	$20,415
Interest coverage ratio					5.83	x
Reconciliation of consolidated EBITDA to cash flows provided by operating activities:
Consolidated EBITDA for the total leverage ratio (1)	$32,381	$32,863	$32,921	$34,687	$132,852
Permitted Acquisition credit (2)	(7,000)	(5,900)	—	—	(12,900)
Material Project credit (3)	—	—	—	(854)	(854)
Interest expense	(2,656)	(3,140)	(6,461)	(8,273)	(20,530)
Unrealized loss (gain) on derivative instruments	65	(77)	42	85	115
Amortization of deferred revenue	(170)	(122)	(187)	(149)	(628)
Settlement of tax withholdings on equity-based compensation	304	—	341	317	962
Change in operating assets and liabilities	4,477	(3,709)	(2,262)	9,656	8,162
Cash flows provided by operating activities	$27,401	$19,915	$24,394	$35,469	$107,179

(1)	Reflects the calculation of Consolidated EBITDA and Consolidated interest expense in accordance with the definition for such financial metrics in our revolving credit facility.

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(2)

Reflects a proforma credit of $7.0 million per quarter relating to the acquisition of the West Coast terminals, which qualified as a “Permitted Acquisition” under the terms of our revolving credit facility. For the three months ended December 31, 2017, the $7.0 million credit was reduced by approximately $1.1 million, which is the amount of actual Consolidated EBITDA we recognized during the period relating to the West Coast terminals following the acquisition on December 15, 2017.

(3)	Reflects percentage of completion proforma credit related to expansion projects that qualify as a “Material Project” under the terms of our revolving credit facility.
(4)	Consolidated interest expense, used in the calculation of the interest coverage ratio, excludes unrealized gains and losses recognized on our derivative instruments.

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com